Exhibit 99.1

Energy King, Inc. Hires New CEO
May 28, 2008 7:15 AM ET

Energy King, Inc. (OTCBB:ENKG), a residential HVAC and plumbing services industry leader, announced today that Jeff R. Hultman has been named its new Chief Executive Officer and Alan Mintz it’s Chief Operations Officer.
Company Founder Alan Mintz said, “We have been searching for a candidate that had a strong track record in the capital and public markets, with experience in building companies in the service sector. Jeff fits this profile perfectly. His track record is very impressive, and we believe he has the right mix of management and operations skills to bring substantial growth to Energy King.” Mr. Mintz added, “My position as CEO was always intended to be temporary and as COO I can now focus on my expertise in acquisitions and operations, capitalizing on my 35 years of HVAC industry knowledge, contacts and experience.”

“I am thrilled to join Energy King as its CEO at this pivotal time,” Hultman said. “The home services sector is a multi-billion dollar industry, yet very fragmented, making for a great opportunity to build a national brand, and ENKG is well positioned to be a market leader.” Hultman continued, “I have built two businesses to over $1 billion in market capitalization, and hope to achieve similar success with ENKG. I believe these prior successes will serve me well in building shareholder value for the Company.”

Mr. Hultman is a veteran of the wireless industry having served as CEO of PacTel Cellular (now Verizon Wireless) from 1987 to 1991. During his tenure as CEO, revenues increased from $100 million to over $1 billion in three years. He also helped direct PacTel’s successful efforts to expand into West Germany and the United Kingdom. In 1991, Mr. Hultman became CEO of Dial Page, Inc., a wireless provider throughout the Southeastern United States. After taking Dial Page public and consolidating in seven southeastern states, he successfully negotiated the sale of the business to both MobileMedia Communications and Nextel Communications, Inc. in two transactions collectively valued at over $1 billion. Prior to Mr. Hultman’s wireless experience, he was responsible for Pacific Bell’s installation, maintenance, construction and engineering of all telephone facilities in Northern California with an annual budget of over $450 million and an organization of 9,000 employees.

Energy King currently operates locations in Northern California and the Boston, MA markets. Company’s consolidated revenues are approximately $23 million. Energy King is continuing its acquisition strategy and is currently in negotiations to acquire additional HVAC/plumbing service companies in various locations around the U.S.
About Energy King, Inc.
Energy King is engaged in all aspects of the residential HVAC and plumbing services industry. Being a part of the Company’s network provides subsidiaries with: standardized policies and operating procedures which the Company’s management team has adopted from their extensive industry experience and that have wide industry acceptance and application; comprehensive training programs to improve operating procedures and customer relations. Energy King is headquartered in San Diego, California. For more information, please visit www.enkg.com.

Disclaimer

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Energy King, Inc.
Larry Weinstein, 858-272-6600, ext. 102